As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-200357

Registration No. 333-158252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 No. 333-200357

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 No. 333-158252

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-5597115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9790 Gateway Drive, Suite 200

Reno, NV 89521

(775) 358-4455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy E. Buffington

President and Chief Executive Officer

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

(775) 358-4455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Chicago, Illinois 60602

(312) 269-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

Allied Nevada Gold Corp. (“Allied Nevada”) is filing this Post-Effective Amendment to each of the following registration statements on Form S-3 (collectively, the “Registration Statements”), previously filed by Allied Nevada, to deregister securities of Allied Nevada that remain unissued under such Registration Statements.

1. Registration Statement No. 333-200357, filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2014 registering the following securities of Allied Nevada: common stock , $0.001 par value per share (the “Common Stock”); preferred stock, $0.001 par value per share; warrants; and debt securities, with a maximum aggregate offering price for all such aforementioned securities of $250,000,000; and

2. Registration Statement No. 333-158252, filed with the Commission on March 27, 2009, registering 25,000 shares of Common Stock for resale by selling shareholders; 3, 671, 000 shares of Common Stock acquirable upon exercise of warrants; and 114,850 shares of Common Stock acquirable upon the exercise of finder’s common stock purchase warrants.

On March 10, 2015, Allied Nevada and certain of its subsidiaries (each a “Debtor”) filed voluntary petitions for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Subject to the approval of the Bankruptcy Court, Allied Nevada and each other Debtor will continue to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a result of the Chapter 11 Petition, Allied Nevada has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance, with an undertaking made by Allied Nevada in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that have been registered for issuance but remain unsold at the termination of the offering, Allied Nevada hereby removes any and all securities of Allied Nevada registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on March 16, 2015.

Allied Nevada Gold Corp.
(Registrant)

By:	Randy E. Buffington
Randy E. Buffington
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to each of the Registration Statements has been signed on March 16, 2015 by the following persons in the capacities indicated:

Signature	Title

/s/ Randy E. Buffington	President, Chief Executive Officer and Director
Randy E. Buffington	(principal executive officer)

/s/ Stephen M. Jones	Executive Vice President and Chief Financial Officer
Stephen M. Jones	(principal financial officer and principal accounting officer)

/s/ Robert M. Buchan	Executive Chairman and Director
Robert M. Buchan

/s/ John W. Ivany	Director
John W. Ivany

/s/ Stephen A. Lang	Director
Stephen A. Lang

/s/ Cameron A. Mingay	Director
Cameron A. Mingay

/s/ Terry M. Palmer	Director
Terry M. Palmer

/s/ Carl Pescio	Director
Carl Pescio

/s/ A. Murray Sinclair	Director
A. Murray Sinclair

/s/ Robert G. Wardell	Director
Robert G. Wardell